Exhibit 99.1

Sacks Parente Golf Expands its Newton Golf Shaft Division with the Addition of Newton Motion Fairway Woods Shafts

The Newton Motion Fairway Woods shafts incorporate proprietary technology to help golfers hit their shots longer, straighter, and with less effort

CAMARILLO, CA, April 4, 2024 – Sacks Parente Golf, Inc. (Nasdaq: SPGC) (“SPG” or the “Company”), a technology-forward golf company with a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, expands its product offerings with the newest addition to its Newton Golf Shaft division.

Building on the early success of its debut product, the Newton Motion Driver shaft, the Company is proud to unveil the Newton Motion Fairway Woods shaft, designed to meet the demands of golfers of all skill levels and help them hit their fairway shots longer and straighter.

“In the wake of the remarkable success of our Newton Motion Driver shaft, we are witnessing not just the growth of a product line, but the flourishing of an entire Newton Shaft division dedicated to excellence and innovation,” said SPG Executive Chairman Greg Campbell. “This launch marks a pivotal moment in our Company’s history and sets a new standard for performance and customer satisfaction. As we unveil the Newton Motion Fairway Woods shaft, we are confident that it will exceed the high expectations set by its driver shaft predecessor.”

Hand-crafted one-by-one in SPG’s factory in St. Joseph, Missouri, the Newton Motion Fairway Woods shaft is engineered with the same premium materials and advanced technologies that have helped the Newton Motion Driver become a favorite of its early adopters.

Designed to deliver longer, straighter shots with less effort, the new fairway woods shaft incorporates Newton Golf’s key technologies:

●	Elongated Bend Profile – Optimized for fairway wood shaft lengths, Newton Motion shafts flex over the entire length of the shaft – from grip-to-tip. This results in improved club head speed.

●	Kinetic Energy Storage Optimization – Newton’s proprietary construction empowers the fibers to store more energy that is harnessed through elongated bend, resulting in a significant boost in exit velocity. It allows energy created during the golf swing to be stored more efficiently and then released in a controlled, stable manner through impact.

●	Symmetry 360 Construction – Newton’s proprietary Symmetry 360 design eliminates any spine and ensures consistency from shot to shot. This is especially important with drivers and fairway woods that provide loft and lie adjustability. Newton shafts flex identically no matter the clocking position the club is set.

●	Variable Bend Profile – The bend and torque profile of every flex is designed to optimize performance based on swing speed, not the age or gender of the players. Golfers with slower swing speeds need more flex and torque, while golfers with higher club head speeds require the opposite.

In addition to the four aforementioned technologies, instead of using the traditional categorization of shaft flexes of ladies, senior, regular, stiff, extra-shift, etc., the Newton Motion shaft uses a DOT system. Ranging from one to six dots, the system allows for a seamless transition from the most flexible shaft at one dot to the stiffest at six dots. Newton Golf Shaft’s innovative DOT system, employed by Newton Golf’s expert shaft engineers, optimizes golf shaft performance by fine-tuning it to golfer’s unique abilities, leaving traditional flex systems in the past.

Newton Motion Driver and Fairway Wood Shaft Flex Guide

●	One Dot:	Driver Swing speeds less than 75 mph/or driving distance less than 180 yards
●	Two Dots:	Driver Swing speeds 75-85 mph/or driving distance from 180 – 220 yards
●	Three Dots:	Driver Swing speeds 85-95 mph/or driving distance from 210 – 240 yards
●	Four Dots:	Driver Swing speeds 95-105 mph/or driving distance from 230 – 260 yards
●	Five Dots:	Driver Swing speeds 105-115 mph/or driving distance from 250 – 285 yards
●	Six Dots:	Driver Swing speeds 115-plus mph/or driving distance of 275+ yards

All Newton Golf shafts are available with adjustable driver and fairway wood adaptors to fit heads offered by most major golf equipment companies. The tip area of Newton Motion Fairway Wood shaft has been reinforced to withstand turf interaction associated with shots from hard-packed fairways.

The ready-to-play Newton Golf Shafts come with a premium grip pre-installed and are cut to modern industry-standard playing lengths, providing golfers with a seamless transition to enhanced performance. The Newton Motion Fairway Woods can be ordered in modern standard #3, #5, or #7 fairway woods lengths.

Availability:

Date: April 4, 2024

Street Price: $225.00

Specifications:

The shafts are sold “ready to play.” Shaft adapter and grip are included. The grip is a Lamkin Crossline 360. There are adaptor options to choose from for the driver head. SPG uses a dotted shaft flex system ranging from one to six dots.

Newton Motion Faiway Woods Shaft Specification Chart

●	One Dot	CPM 220 55 g Torque 7
●	Two Dots	CPM 240 55 g Torque 6.5
●	Three Dots	CPM 250 60 g Torque 6.0
●	Four Dots	CPM 265 70 g Torque 5.5
●	Five Dots	CPM 280 75 g Torque 5.0
●	Six Dots	CPM 295 80 g Torque 4.5

The new shafts are available at https://newtonshafts.com.

About Sacks Parente Golf

Sacks Parente Golf, Inc. serves as the parent entity of technology-forward golf companies that help golfers elevate their game. With a growing portfolio of golf products, including putters, golf shafts, golf grips, and other golf-related accessories, the Company’s innovative accomplishments include: the First Vernier Acuity putter, patented Ultra-Low Balance Point (ULBP) putter technology, weight-forward Center-of-Gravity (CG) design, and pioneering ultra-light carbon fiber putter shafts.

In consideration of its growth opportunities in golf shaft technologies, the Company expanded its manufacturing business in April of 2022 to develop the advanced Newton brand of premium golf shafts by opening a new shaft manufacturing facility in St. Joseph, MO. It is the Company’s intent to manufacture and assemble substantially all products in the United States, while also expanding into golf apparel and other golf-related product lines to enhance its growth.

The Company’s future expansions may include broadening its offerings through mergers, acquisitions or internal developments of product lines that are complementary to its premium brand. The Company currently sells its products through resellers, the Company’s websites, Club Champion retail stores, and distributors in the United States, Japan, and South Korea. For more information, please visit the Company’s website at https://sacksparente.com/. @sacksparentegolf @newtonshafts

Media Contact for SPG:

Beth Gast

BG Public Relations

beth.gast@bgpublicrelations.com

Investor Contact for SPG:

CORE IR

516-222-2560

investors@sacksparente.com